Exhibit (a)(5)(i)

News Release

For Immediate Release

Contact Information:

Media:

Franklin Templeton

Lisa Tibbitts

+1 917-674-8060

Lisa.Tibbitts@franklintempleton.com

Clarion Partners Real Estate Income Fund Inc.

Announces Results of Tender Offer

New York, NY – January 18, 2022 – Clarion Partners Real Estate Income Fund Inc. (“CPREIF” or the “Fund”) Class S Shares (CPRSX), Class T Shares (CPRTX), Class D Shares (CPRDX) and Class I Shares (CPREX) announced today the results of its issuer tender offer for up to 5.0% of the Fund’s aggregate net asset value (“NAV”), or $8.9 million, at a price per share equal to the net asset value per share of each class of common stock (a “Share”) as of the close of the trading session on the New York Stock Exchange on January 13, 2022, the date on which the tender offer expired (the “Expiration Date”).

Information relating to the results of the issuer tender offer is set forth below.

Class of Shares Tendered	Ticker	Shares Tendered for Repurchase and not Withdrawn	Purchase Price as of Expiration Date	Pro ration (if any)
Class T	CPRTX	5,933.294	$12.09	N/A
Class S	CPRSX	None	—	—
Class D	CPRDX	None	—	—
Class I	CPREX	None	—	—

The tendered Shares represent less than 0.005% of the Fund’s NAV. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about January [18], 2022. Shares that were tendered but not accepted for payment, if applicable, and Shares that were not tendered will remain outstanding.

Any questions about the tender offer should be directed to SS&C Technologies, Inc., the Information Agent for the tender offer, toll free at (844) 534-4627.

CPREIF is a non-diversified, closed-end management investment company that continuously offers its common stock. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”) and is sub-advised by Clarion Partners, LLC, an indirect, majority-owned subsidiary of Franklin Resources and by Western Asset Management Company, LLC, an indirect wholly-owned subsidiary of Franklin Resources.

Brandywine Global  •  ClearBridge Investments  •  Clarion Partners • EnTrust Global  •  Martin Currie  •  QS Investors  •  RARE Infrastructure  •  Royce & Associates  •  Western Asset Management

News Release

Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. For more information on CPREIF, go to www.cpreif.com.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

About Clarion Partners

Clarion Partners, LLC, has been a leading real estate investment manager for more than 39 years. Headquartered in New York, the firm maintains strategically located offices across the United States and Europe. With $65.9 billion in total real estate and debt assets under management, Clarion Partners offers a broad range of real estate strategies across the risk/return spectrum to 500 institutional investors across the globe. More information about the firm is available at www.clarionpartners.com.

About Western Asset Management

Western Asset Management is one of the world’s leading fixed-income managers. With a focus on long-term fundamental value investing that employs a top-down and bottom-up approach, the firm has nine offices around the globe and deep experience across the range of fixed-income sectors. Founded in 1971, Western Asset has been recognized for an approach emphasizing team management and intensive proprietary research, supported by robust risk management. To learn more about Western Asset, please visit www.westernasset.com.

About Franklin Templeton

Franklin Resources, Inc. is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has more than 70 years of investment experience and approximately $1.5 trillion in assets under management as of December 31, 2021. For more information, please visit franklintempleton.com.

Category: Fund Announcement

Brandywine Global  •  ClearBridge Investments  •  Clarion Partners • EnTrust Global  •  Martin Currie  •  QS Investors  •  RARE Infrastructure  •  Royce & Associates  •  Western Asset Management

News Release

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Fund Investor Services-1-888-777-0102

Brandywine Global  •  ClearBridge Investments  •  Clarion Partners • EnTrust Global  •  Martin Currie  •  QS Investors  •  RARE Infrastructure  •  Royce & Associates  •  Western Asset Management